SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Agreement”) is being entered into between DAVID J. ARTHUR (“Executive”) and SALARIUS PHARMACEUTICALS, INC. (the “Company”) as of February 20, 2024 in connection with the termination of Executive’s employment with the Company as of February 20, 2024 (the “Separation Date”). Executive and the Company are referred to collectively as the “Parties.” The Parties executed an Employment Agreement on February 5, 2019 (the “Employment Agreement”), which is incorporated herein by reference and shall apply to this Agreement, along with the September 10, 2019 amendment.
1.Termination of Employment/Resignation. Executive’s employment with the Company is terminated effective the Separation Date.
2.Severance. In consideration for Executive’s execution of this Agreement within the twenty-one (21) day Consideration Period defined in Section 11 below, and non-revocation of the same, in full satisfaction of the Company’s obligations set forth in Section 5(c)(ii) of the Employment Agreement and agreeing to abide by the terms contained herein, the Company agrees to the following (collectively, the “Separation Consideration”):
a.pay to Executive the gross amount of Five Hundred Thousand Dollars ($500,000.00) an amount equal to twelve months of Executive’s current Base Salary (“Severance”). The Company will withhold the appropriate federal, state and local taxes, as determined by the Company, from all Severance paid under this Agreement. Severance will be paid to Executive in a lump sum beginning on the first reasonably practical payday following the expiration of the Revocation Period set forth in Section 11 below, without revocation by Executive. The Company’s obligation to pay Severance shall automatically terminate upon Executive’s breach of any of the provisions of this Agreement, and any Severance already paid to Executive prior to such breach shall become immediately due and repayable to the Company. The Company may elect, in its discretion, to reduce Severance paid pursuant to this Agreement by any amounts owed by Executive to the Company or third parties, including travel or paid leave advances, wage garnishments or liens, and other similar debts, as permitted under applicable law; and
b.provided that Executive properly elects continuation healthcare coverage under COBRA and the regulations thereunder, timely pays such COBRA premiums and timely submits proof of payment to Company, the Company will reimburse Executive (upon Executive’s submission to Company of adequate proof of payment by Executive) for Executive’s cost of continuation of group healthcare coverage under the Company’s group medical and dental plans pursuant Section 4980B of the Internal Revenue Code (“COBRA”) for Executive and his covered dependents for the shorter of: (1) twelve months following the Separation Date; or (2) until the date the Executive secures reasonably comparable coverage with another employer (“COBRA Benefits”). COBRA continuation premiums paid or reimbursed pursuant to this Section 2(b) shall be capped at the coverage levels, if any, Executive elected during the Company’s last open enrollment period, and that were in place on the Separation Date.
3.Further Acknowledgement. Executive acknowledges and agrees that Executive has been fully paid any and all compensation due and owing to Executive, including all wages, salary, commissions, bonuses, options, shares, stock, incentive payments, equity interests, profit-sharing payments, expense reimbursements, accrued but unused vacation pay, leave or other benefits. Executive further agrees that the Severance is not compensation for Executive’s services rendered through Executive’s Separation Date, but rather constitutes consideration for the promises contained in this Agreement, and is above and beyond any wages or salary or other sums to which Executive was entitled as a result of Executive’s employment with the Company, shall constitute full and complete accord and/or satisfaction of any and all outstanding obligations owing to Executive pursuant to the Employment Agreement, including without limitation, any and all amounts due and owing to Executive upon

Executive’ separation from employment without Cause pursuant to Section 5 of the Employment Agreement.
4.General Release. Except for any rights granted under this Agreement, Executive, for Executive, and for Executive’s heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company, its parents, subsidiaries, joint ventures, investors, affiliates, divisions, predecessors, successors, assigns, and each of their respective directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns (collectively, the “Releasees”) of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Executive ever had, may have had, now has, or that Executive’s heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of or related to Executive’s employment with the Company, the termination of that employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Release (the “Released Claims”).
a.Released Claims. The Released Claims released include, but are not limited to, any claims for monetary damages; any claims related to Executive’s employment with the Company or the termination thereof; any claims relating to the Employment Agreement; any claims to severance or similar benefits; any claims related to compensation or benefits from the Company, including salary, bonuses, overtime, vacation pay, sick pay, paid leave, expense reimbursements any claims to expenses, attorneys’ fees or other indemnities; any claims to options or other interests in or securities of the Company, including but not limited to any claims based on any actions or failures to act that occurred on or before the date of this Agreement; and any claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by Executive or by any person claiming to act on Executive’s behalf or in Executive’s interest. Executive understands that the Released Claims may have arisen under different local, state and federal statutes, regulations, or common law doctrines. Executive hereby specifically, but without limitation, agrees to release all Releasees from any and all claims under each of the following laws:
i.Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (which prohibits discrimination on the basis of age); the Equal Pay Act (which prohibits paying unequal pay for equal work on the basis of sex, race, or ethnicity); Texas Labor Code, including the Texas Anti-Retaliation Act and the Texas Whistleblower Act; the Delaware Discrimination in Employment Act, the Delaware Persons With Disabilities Employment Protection Act, the Delaware Whistleblowers' Protection Act, the Delaware Fair Employment Practices Act, and the Delaware Volunteer Emergency Responders Job Protection Act; or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.
ii.Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 (known as WARN laws, which require advance notice of certain workforce reductions); the Employee Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the Texas Payday Act and Chapter 21 of the Texas Labor Code; or the Delaware Wage Payment and Collection Act and Delaware's social media law.

iii.Other laws of general application, such as federal, state, or local laws enforcing express or implied employment agreements or other contracts or covenants, or addressing breaches of such agreements, contracts or covenants; federal, state or local laws providing relief for alleged wrongful discharge or termination, physical or personal injury emotional distress, fraud, intentional or negligent misrepresentation, defamation, invasion of privacy, violation of public policy or similar claims; common law claims under any tort, contract or other theory now or hereafter recognized, including but not limited to any claims under the Employment Agreement, and any other federal, state, or local statute, regulation, common law doctrine, or decision regulating or regarding employment.
b.Participation in Agency Proceedings. Nothing in this Agreement shall prevent Executive from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the Texas Civil Rights Division (the “CRD”), or other similar federal, state or local agency, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the CRD or similar federal, state or local agencies. However, by entering into this Agreement, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, CRD or similar federal, state or local agency proceeding, including any subsequent legal action.
c.Claims Not Released. The Released Claims do not include claims by Executive for: (1) unemployment insurance; (2) worker’s compensation benefits; (3) state disability compensation; (4) previously vested benefits under any the Company-sponsored benefits plan; (5) challenging the validity of this release pursuant to the Age Discrimination in Employment Act; and (6) any other rights that cannot by law be released by private agreement.
d.No Existing Claims or Assignment of Claims. Executive represents and warrants that Executive has not previously filed or joined in any claims that are released in this Agreement and that Executive has not given or sold any portion of any claims released herein to anyone else, and that Executive will indemnify and hold harmless the Company and the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer.
e.Acknowledgement of Legal Effect of Release. BY SIGNING THIS AGREEMENT, EXECUTIVE UNDERSTANDS THAT EXECUTIVE IS WAIVING ALL RIGHTS EXECUTIVE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES, INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO EXECUTIVE’S EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, FOR ALL OF TIME UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE IS PROMISING NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.
5.Proprietary and/or Confidential Information. Executive agrees that any sensitive, proprietary, or confidential information or data relating to the Company or any of its affiliates or other Releasees as defined above, including, without limitation, trade secrets, processes, practices, pricing information, billing histories, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for the Company, technological innovations in any stage of development, the Company’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to the Company, and all other data and information of a competition-sensitive nature (collectively, “Confidential Information”), and all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Company reflecting such Confidential Information, that Executive acquired while an employee of the Company will not be disclosed or used for Executive's own purposes or in a manner detrimental to the Company’s interests.
However, please note that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the Company’s trade secrets that:

(A)Is made

a.In confidence to a federal, state or local government official, either directly or indirectly or to an attorney; and

b.Solely for the purpose of reporting or investigating a suspected violation of law; or

(B)Is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Nothing in this Agreement prohibits Executive from reporting possible violations of law to a governmental agency or self-regulatory organization, cooperating with such agency, or taking other actions protected under federal or state whistleblower law (including receiving a whistleblower award), in each case without prior notice to or authorization from the Company.

6.Return of Information and Property. Except as otherwise specified in a written agreement between Executive and Company that is entered into after this Agreement, Executive agrees to return to the Company all property and equipment belonging to the Company and the Releasees, including without limitation all computers including any laptop or cellular phone, hard drives, keys, passwords, and access cards, the originals and all copies (regardless of medium) of all information, files, materials, documents or other property relating to the business of the Company, the Releasees, or their affiliates, and Executive represents that all such information and items have been returned to the Company. If Executive fails to return any such property, the Company shall be entitled to deduct from the Severance an amount equal to the value of non-returned property.
7.Non-disparagement. Executive agrees that Executive will not make to any person or entity any false, disparaging, or derogatory comments about the Company, its business affairs, its employees, clients, contractors, agents, or any of the other Releasees. This prohibition does not preclude Executive from providing truthful testimony if compelled by law nor does it prohibit the disclosure of information which cannot be restricted, as a matter of law, by private agreement. In addition, nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Executive will refer all reference requests regarding Executive’s employment with the Company to the Company’s Human Resources department, who will disclose only Executive’s dates of employment with the Company and last position held in response to such reference requests.
8.General Provisions. This Agreement contains the entire understanding and agreement between the Parties relating to the subject matter of this Agreement, and supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof provided, however, that this Agreement does not supersede the provisions contained in the Employment Agreement that were intended to continue after the termination of employment, including, but not limited to, the intellectual property, and confidentiality provisions, which shall remain in effect. No other promises or agreements shall be binding or shall modify this Agreement unless reduced to writing and signed by the parties hereto or counsel for the parties. Executive has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, excluding the choice of law rules thereof. The language of all parts of this Agreement will in all cases be construed as a whole, according to the language’s fair meaning, and not strictly for or against any of the Parties. This Agreement will be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns. Neither the waiver by either Party of a breach of or default under any of the provisions of the Agreement, nor the failure of such Party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. The Parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by Executive without the prior written consent of the Company, but may be assigned by the Company or its successors and assigns without Executive’s permission or consent. If any one or more of the provisions of this Agreement, or any part thereof, will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. This Agreement may be signed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one instrument.
9.No Admission; Attorneys’ Fees. The Parties agree that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by either of them. In any action to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including reasonable attorneys’ fees.
10.ADEA Acknowledgment/Time Periods. With respect to the General Release in Section 4 of this Agreement, Executive agrees and understands that by signing this Agreement, Executive is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. Executive acknowledges that Executive has carefully read and understands this Agreement in its entirety, and executes it voluntarily and without coercion.
a.    Consideration Period. Executive is hereby advised to consult with a competent, independent attorney of Executive’s choice, at Executive’s expense, regarding the legal effect of this Agreement before signing it. Executive shall have twenty-one (21) days from receipt of this Agreement to consider whether to execute it, but Executive may voluntarily choose to execute this Agreement before the end of the twenty-one (21) day period. Executive agrees that any change to this Agreement prior to Executive’s signature, whether material or immaterial, will not restart the twenty-one (21) day review period.
b.    Revocation Period. Executive understands that Executive has seven (7) days following Executive’s execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven (7) day period has expired without revocation. If Executive wishes to revoke this Agreement after signing it, Executive must provide written notice of Executive’s decision to revoke the Agreement to the Company, Attention: William McVicar, Chairman of the Board of Directors (wmcvicar@salariuspharma.com), by no later than 12:01 a.m. on the eighth (8th) calendar day after the date by which Executive has signed this Agreement (the “Revocation Deadline”).
11.No Obligation to Hire. Executive agrees that neither the Company nor any of its parents, subsidiaries, or affiliates has any obligation to hire, reemploy, or reinstate Executive in the future.

12.Internal Revenue Code Section 409A: The Parties intend to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All payments under this Agreement are intended to either be exempt from or comply with the requirements of Section 409A. All payments made under this Agreement shall be strictly paid in accordance with the terms of this Agreement. The Parties expressly understand that the provisions of this Agreement shall be construed and interpreted to avoid the imputation of any additional tax, penalty or interest under Section 409A and to preserve (to the nearest extent reasonably possible) the intended benefits payable to Executive hereunder. Each Severance Payment under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any deductions for money or property that Executive owes to the Company, offset or otherwise reduce any sums that may be due or become payable to or for the account of Executive with respect to any arrangements other than pursuant to the terms of this Agreement, from amounts that constitute deferred compensation for purposes of Section 409A and except as required by law. Executive’s right to any deferred compensation, as defined under Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, to the extent necessary to avoid additional tax, penalties and/or interest under Section 409A. Nothing herein, including the foregoing sentence, shall change the Company’s rights and/or remedies under the Agreement and/or applicable law. In no event shall the Company be liable for any penalties, costs, damages, levies or taxes imposed on Executive pursuant to Section 409A.
13.Execution. Executive understands and agrees that this Agreement shall be null and void and have no legal or binding effect whatsoever if: (1) Executive signs but then timely revokes the Agreement before the Revocation Deadline or (2) the Agreement is not signed by Executive on or before the twenty-first (21st) day after Executive receives it.
BY SIGNING BELOW, EXECUTIVE REPRESENTS AND WARRANTS THAT EXECUTIVE HAS FULL LEGAL CAPACITY TO ENTER INTO THIS AGREEMENT, EXECUTIVE HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT IN ITS ENTIRETY, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY OF EXECUTIVE’S CHOOSING, AND HAS EXECUTED THIS AGREEMENT VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have agreed to the terms and conditions of this Agreement as of the date first set forth below.

** MAY NOT BE SIGNED EARLIER THAN THE SEPARATION DATE**

    EXECUTIVE:

    By: /s/ David J. Arthur
    Name: DAVID J. ARTHUR

    Date: February 20, 2024

SALARIUS PHARMACEUTICALS, INC.

By: /s/ William K. McVicar
Name:     WILLIAM K. MCVICAR
Title:     Chair of the Board

Date: February 20, 2024

ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF 21-DAY CONSIDERATION PERIOD

I, DAVID J. ARTHUR, understand that I have twenty-one (21) days within which to consider and execute the attached Confidential Separation Agreement and General Release. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Confidential Separation Agreement and General Release before such twenty-one (21) day period has expired.

February 20, 2024                    /s/ David J. Arthur
Date                        Executive Signature